Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
and Stockholders
China Hospitals, Inc. and Subsidiaries

We consent to the use in Amendment No. 7 to the Registration Statement on Form F-1 of China Hospitals, Inc. and Subsidiaries (which includes the subsidiaries of Anqiu City People’s Hospital and Mengzhou City People’s Hospital) of our report dated June 8, 2005, except for notes 24, 25 and 26 which are dated as of January 26, 2006, of China Hospitals, Inc. and Subsidiaries for the years ended December 31, 2004, 2003, and 2002, and of our report dated January 26, 2006, of China Hospitals, Inc. and Subsidiaries for the six months ended June 30, 2005 and 2004, except for note 28, which is dated March 16, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
Date: March 16, 2006